Exhibit 5

107 Selden Street, Berlin, CT 06037

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Phone:  (860) 665-3532

Fax:      (860) 665-5504

E-mail: millejc@nu.com

Jeffrey C. Miller

Assistant General Counsel*

*Admitted in New York

Authorized House Counsel in Connecticut

March 20, 2009

Northeast Utilities

107 Selden Street

Berlin, Connecticut 06037

Re:

Issuance of 18,975,000 Common Shares

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company, a service company subsidiary of Northeast Utilities (the “Company”), and have acted as counsel to the Company in connection with the offer and sale by the Company of 18,975,000 common shares, $5.00 par value per share, of the Company (the “Shares”), pursuant to an Underwriting Agreement, dated March 16, 2009 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the underwriters named therein (collectively, the “Underwriters”).

For purposes of the opinion I express below, I have examined the Automatic Shelf Registration Statement on Form S-3, File No. 333-141425, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on March 20, 2007 (the “Registration Statement”); the base prospectus dated March 20, 2007; the preliminary prospectus (consisting of the base prospectus as supplemented by the preliminary prospectus supplement dated March 16, 2009) filed with the Commission pursuant to Rule 424(b)(3) on March 16, 2009; and the final prospectus (consisting of the base prospectus as supplemented by the final prospectus supplement dated March 16, 2009) filed with the Commission pursuant to Rule 424(b)(2) on March 17, 2009.  I have reviewed the resolutions of the Board of Trustees adopted on February 10, 2009, and the resolutions of the Pricing Committee of the Board of Trustees adopted on March 16, 2009, in connection with the issuance and sale of the Shares.  I have examined such other agreements, instruments and documents, including the Underwriting Agreement, the Company’s Declaration of Trust, and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, and certificates of officers and representatives of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not

Northeast Utilities

March 20, 2009

independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

1.

The Company is a voluntary association validly existing under the laws of the Commonwealth of Massachusetts, and has the power, corporate or otherwise, to conduct its business as now conducted and to issue the Shares.

2.

The Shares are legally issued, fully paid and non-assessable.

This opinion is limited to the current laws of the State of New York, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the Commonwealth of Massachusetts, and to the facts as they exist on the date hereof. I am not admitted to practice law in the Commonwealth of Massachusetts, but I am generally familiar with the laws of such Commonwealth and have made such inquiries as I considered necessary to render my opinion. I express no opinion as to matters involving the laws of any jurisdiction other than the State of New York, the Commonwealth of Massachusetts and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to our attention after the date hereof.

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 20, 2009, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Jeffrey C. Miller

Jeffrey C. Miller